EXHIBIT 5.1




                                 July 16, 1996




Board of Directors
Red Lion Hotels, Inc.
4001 Main Street
Vancouver, Washington  98663

      I have acted as counsel for Red Lion Hotels, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 3,300,000 shares of common stock (the "Shares") of the Company issuable in connection with the Company's 1995 Equity Participation Plan (the "Plan"). I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

      Based on the foregoing, it is my opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and

      2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 BETH A. UGORETZ

                                 Beth A. Ugoretz
                                 Senior Vice President, General Counsel
                                 and Secretary